Exhibit 99.2
TELULAR CORPORATION, #11121821
TELULAR CORPORATION FOURTH QUARTER
AND FISCAL YEAR 2008 CONFERENCE CALL
NOVEMBER 6, 2008, 4:30 P.M. EST
CHAIRPERSON: JOE BEATTY, JONATHAN CHARAK (MGMT.)

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Telular Corporation Fourth Quarter and Fiscal Year 2008 conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will be given at that time. If you should require assistance at any time please press the star, followed by the zero on your touchtone phone and an Operator will assist you. As a reminder, this conference is being recorded today Thursday, November 6, 2008. I would now like to turn the conference over to our host Ms. Brinlea Johnson of the Blue Shirt Group. Please go ahead ma’am.

Brinlea Johnson:	Good afternoon ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the fourth quarter and fiscal year ended September 30, 2008. By now everyone should have received a copy of the company’s press release sent out this afternoon. If you need a copy of the release please contact The Blue Shirt Group at 221-551-1453. On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward looking statements. Please refer to the company’s 10K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

And finally this call is scheduled to last no more than 60 minutes including questions. During the Q&A session please limit yourself to questions to be courteous to the other callers who may want to dial in. At this point I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:	Thanks Brinlea, good afternoon everyone. Welcome to Telular’s conference call to discuss financial results for the fourth quarter and fiscal year of 2008. I’m pleased to report the fourth quarter was our ninth consecutive profitable quarter. This quarter we began repurchasing stock under our share repurchase program while continuing to maintain a very strong balance sheet to further generate shareholder value.

We ended the year yielding record cash from operations, more than doubling our cash and cash equivalents from the prior year. Throughout 2008 we focused on our strategy to expand Telular’s portfolio of solutions, managed operating costs efficiently and used cash prudently.

On October 1 we announced the successful acquisition of SupplyNet Communications, a leading supplier of wireless tank level monitoring solutions, to expand into a new machine to machine market.

While Telguard sales this quarter were lower than anticipated we are focusing on diversifying our customer base that continues to post consistent profitability. We have a steady stream of recurring service revenue and ended fiscal 2008 with a strong base of approximately 427,000subscribers

Our expanding portfolio solutions in Telguard, Terminals and the M2M space gives us confidence in our long-term growth. I’ll go into more detail later on in the call but right now I’m going to turn it over to Jonathan Charak our CFO, to review the fourth quarter 2008 financials.

Jonathan Charak:	Thank you Joe, good afternoon. For the fourth quarter of 2008 Telular reported revenue from continuing operations of $11.5 million. This compares to $26.4 million for the same period last year, which as a reminder was a record quarter for our Telguard business as customers were converting to digital in anticipation of the analog sunset period.

This quarter, the company continued to be profitable and reported fourth quarter income from continuing operations of $725,000, as compared to income from continuing operations of $3.7 million in the same period last year.

For fiscal year 2008 the company reported revenue from continuing operations of $66.2 million, compared to $74.5 million reported in the same period last year. Importantly, the company increased fiscal year 2008 income from continuing operations to $6.1 million, or $0.32 per diluted share as compared to income from continuing operation of 5.6 million, or $0.31 per diluted share in the same period last year.

Despite a decrease in revenue we are very pleased that we have increased our profitability in fiscal 2008 over the prior year. For the fourth quarter of 2008 and for fiscal year 2008, income from continuing operations before non-cash items was $1.3 million and $8.5 million respectively. This compares to $4.1 million and $7.3 million for the same period last year.

Income from continuing operations before non-cash items is a non-GAAP measure, which adds back depreciation and stock based compensation expense to income from continuing operations. We use this measure internally to assess our ability to generate cash from operating the business.

Fourth quarter 2008 Telguard products and service revenues decreased to $7.6 million from $20.7 million reported in the same period last year. As mentioned earlier in the fourth quarter of last year, Telguard product sales peaked and we sold approximately 100,000 units due to the anticipated analog sunset.

Telguard product sales in the fourth quarter decreased over the prior year period to $2.9 million while Telguard’s service revenues were essentially flat from the prior year period at $4.7 million.

In the fourth quarter we sold over 18,000 Telguard units and activated roughly 25,000 new Telguard subscribers. On October 1st we preannounced that our Telguard fourth quarter sales volume of 18,000 new units were below expectations due to our largest customer, ADT, purchasing fewer units due to both an inventory reduction program and its decision to purchase more from an affiliated supplier. More specifically, of the 18,000 units we sold this quarter, less than 200 units were sold to ADT.

Though we were disappointed with this quarter’s ADT sales we view this positively in the sense that we still maintained profitability during a period with minimal sales to our largest customer. Looking ahead we will continue to diversify our customer base and are encouraged by the progress we have made, as non ADT sales increased more than 20% this quarter over last year.

The average selling price per Telguard hardware unit sold in the fourth quarter increased to $158 from $154 reported in the third quarter of 2008, due to a more profitable customer mix. Telguard’s service average revenue per unit, or ARPU, declined sequentially to $3.80 per month in the fourth quarter, from $3.89 per month in the third quarter of 2008. This reflects a more residential customer mix among new users added during the quarter.

We continue to build a steady recurring revenue stream as we grow our subscriber base—as we grew our subscriber base over the prior year by 26% sequentially to end the year with approximately 427,000 total Telguard subscribers. During October we had to deactivate approximately 22,000 subscribers that were identified as dormant, when one of our major customers cleansed its internal databases. We plan to replace a majority of these lost customers within the next quarter through new activations and expect to end the first quarter of 2009 with a base of 420,000 to 430,000 subscribers.

We also expect an increase in ARPU for the first quarter of 2009 as the subscribers deemed deactivated from this large customer generally have the lowest ARPU in our entire customer base.

Excluding this one-time loss of subscribers in October our Telguard offering continues to exhibit very high customer retention with a low quarterly churn rate of less than 1%, losing less than 4,000 subscribers this quarter.

Moving on to Terminal products, Terminal revenue was $3.9 million for the fourth quarter of 2008, down from $5.6 million in the prior year period. Terminal revenue for fiscal year 2008 increased to $17.5 million compared to $16.4 million in fiscal 2007. While our Terminals business is subject to the timing of shipments on major orders we do expect this business to continue to show growth.

Gross margin from continuing operations improved over 650 basis points to 40%, compared to 34% in the prior year period as we improved operating costs and benefited from stronger ARPU levels and a more diversified customer base.

Operating expenses decreased to $4 million in the fourth quarter of 2008 compared to $5.1 million in the fourth quarter of 2007, and $4.8 million in the third quarter of 2008. We continue to effectively manage costs in line with sales. Approximately half of the decrease in expenses was a result of external variable sales and marketing expenses and half from managing our engineering and G&A expenses very tightly.

This quarter we’ve repurchased over 383,000 shares of our common stock for approximately $1.1 million as part of our recently instituted stock repurchase plan. Though we have certain trading restrictions and are being prudent with our cash management we view the current level of our stock as a true value opportunity.

In fiscal 2008 we increased cash and cash equivalents $10.9 million over fiscal 2007, to $21.2 million. Our cash balance as of today, despite having paid over $2 million in cash upon the closing of SupplyNet on October 1st, still exceeds $21 million. We expect to continue to generate cash on an on-going basis.
Now I’d like to turn the call back to Joe to go into a more detailed discussion of our business in the longer term growth funds.

Joe Beatty:	Thanks Jonathan. This year we succeeded in effectively managing costs, generating cash and posting consistent profitability. Telguard sales were lower than anticipated due to the weakened housing market and specifically impacted this quarter by competition from an industry player affiliated with our largest customer. But despite the changing markets we remain confident Telguard can be a long-term core contributor to sales and perhaps more importantly, a model by which we expand our company into other new opportunities in the M2M market, such as tank level monitoring.

Looking at initiatives under development, our entry into Mexico is still in progress, we’re optimistic about the significant market opportunity and solidifying the deal and look forward to providing an update on our progress when appropriate.

As I’ve mentioned before we have been focused on replicating a Telguard M2M service model into vertical markets outside of security. While we have been on the cusp of announcing our entry into the agricultural market via an M2M monitoring application and a partnership with the leading provider of poultry growing systems, we have recently decided to forego this opportunity due to our partner’s unreasonable demands. We have instead identified and channeled our resources into a larger opportunity, this quarter announcing the acquisition of SupplyNet Communications, a leading supplier of tank level monitoring solutions.

SupplyNet has been developing innovative solutions for supply chain management since 1995. As we are in the early stages of entering this vertical market we will not yet put specific numbers around the market opportunity but we can say that the market is under penetrated and that we expect higher product and service ARPU than our security vertical market, due to higher value assets being measured and monitored.

The value proposition in tank level monitoring revolves around optimizing the amount of product being stored at end user facilities. The challenge facing the end user companies that purchase fuels, chemicals, solvents and other products is to reduce costs by keeping inventory levels low while avoiding run outs and therefore lost sales.

The benefits of product distributors is twofold. First, fuel costs for delivering product can be minimized by making deliveries more efficient. Secondly, the ability to help end users optimize product storage and create a competitive advantage that can convert a commodity sale into a value added long-term relationship.

Telular’s role in tank level monitoring will utilize our existing communications network to transfer data from end user located sensors to our message processing servers. From there we collect, store and present the tank level data to the suppliers so they can determine what delivery actions make sense for their end user customers.

By combining both our technology and experience we can replicate the same solution into multiple industrial markets. We believe there will be a tidal wave of M2M applications implemented over the next decade and our core competencies are perfectly on point to capitalize on the opportunity.

Moving to our Terminal business, this quarter we successfully introduced the SX6T, a replacement product for our flagship SX5 terminal, which we hope to commence shipping soon upon carrier approval. The SX6T has increased functionality and a lower average selling price and that should expand our Terminal sales into new developing countries.

We’re working hard at Telular to build upon our growth initiatives while being mindful of our goals to sustain profitability. We have a very efficient cost structure in place, continually aligning costs with revenue growth. As I mentioned earlier, this quarter we started repurchasing shares under our buyback program, reiterating our confidence in the future cash flow of the company as well as an on-going commitment to build shareholder value.

To close, I’m very excited about the direction in which Telular is moving. Fiscal 2008 was an important year for us as we focused on identifying and capturing new opportunities such as our expansion in the tank level monitoring space while also maintaining profitability. We increased gross margins 650 basis points, significantly decreased operating expenses, generated over $10.9 million in cash, more than doubling our cash position, and concluded the year with a very strong balance sheet. We believe the combination of our solid core business, layered with new growth initiatives will position us for long-term future growth and profitability. We remain fully committed to building long-term shareholder value and I look forward to keeping you updated as it goes along.

With that I’d like to turn it back over to the Operator to coordinate any questions you might have.

Operator:	Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you would like to ask a question please press the star, followed by the one on your touchtone phone. You will hear a tone indicating you are in the queue. You may withdraw your question from the queue at any time by pressing the star, followed by the two. If you are using a speakerphone today please pick up the handset before pressing the numbers. Once again, if you would like to ask a question please press the star, followed by the one at this time. One moment please.

Our first question comes from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Good afternoon Joe.

Joe Beatty:	Hi Russ.

Russ Silvestri:	Two questions. Can you try and quantify the tidal wave of Terminal sales that you expect? And then also, what’s left on the discontinued operations?

Joe Beatty:	Okay I’ll have Jonathan speak on the second and let me comment on the first. It’s tough to quantify. Did I mention that’s over a decade right, so that’s a long period of time. I think that the things I would emphasize are the pervasiveness of cellular data. So now we can get signals from just about anywhere in the U.S. to gather data, the electronics costs keep coming down. I think we’ve seen a great example of it in how SupplyNet does tank monitoring in the fuels and lubricants space with a great partner.

I think this is a tipping point for these things and M2M hadn’t hit its tipping point yet and I think it’s about to basically right now. And I think the point for us is that’s what we’re good at. We’re good at taking data and we’re good at sending it efficiently over cellular networks, processing it at the other end and presenting it to the people who care. And the point of the comment really was, I think, the time is now for M2M. That’s really an explanation of why that’s at the core of our strategy.

Jonathan Charak:	Russ, on the discontinued operations, we currently still have on the balance sheet $4.7 million of assets and about $800,000 of liabilities for a net of about $3.9. On the asset side, with an exception of about $100,000 it’s all realizable accounts receivable. We’ve actually already collected since September 30 almost $2 million of the $4.6 of receivables. The other $100,000 is some equipment that we expect to sell and realized its full potential as well.

And as far as the liabilities are concerned, we’ve paid off all of our immediate debt, there’s just some accruals on the books for warranty reserves and other types of reserve that we might need to have on hand should we need to service any of these units down the line. But as far as the operations, we’ve sold no more units during the quarter, we’re out of the business and we’re just expecting on a net basis to reach $3.9 million down the line.

Russ Silvestri:	And so far you’ve collected $2 million in cash?

Jonathan Charak:	That’s the balance.

Russ Silvestri:	So if you looked at the cash balance today it’s probably closer to $23 million versus $21 million.

Jonathan Charak:	Don’t forget we also bought a company for cash of $2 million on October 1st as well.

Russ Silvestri	Okay. So it’s net net probably is still flat where it ended the quarter at $21 million then?

Joe Beatty:	We said it’s above that but we didn’t say how much.

Russ Silvestri	Okay. All right, that’s all I got.

Joe Beatty:	Thanks Russ.

Operator:	Our next question comes from the line of Ali Motamed with Boston Partners. Please go ahead.

Ali Motamed:	Hi, how you guys doing?

Joe Beatty:	Good thank you.

Ali Motamed:	Good. Could you talk a little about the inventory build, it’s going up a little quarter to quarter. Is that something that is sustainable here, is it going to go down, is it in anticipation of anything?

Joe Beatty:	It’s going to go down. It built up because we sold less than we thought we were going to so we were ready to sell more and we’re going to work it down. So that’s, you know, good news I guess from a cash perspective. We’ve got to be selling more than we’re building for at least this quarter.

Ali Motamed:	And then you know the difference between the installs and the activations, 25 to I think 17 or 18. How many of those is that just work down of inventory, is that existing distributors; how would you look at, you know, considering that big client has stepped back a little bit? Would you say the 18 is more representative of the run rate, would you say the 25 or it’s somewhere in between?

Joe Beatty:	I’d say the 18. The units sold tend to be a leading indicator of units installed in the next period roughly. And so yes if we sold 18,000 that’s a good indicator maybe what next time’s activations will be. And then in addition on our October 1st call I think we basically said that, we said our perspective is that the run rate will be about the 18ish.

Ali Motamed:	And you think that that—so the 18 doesn’t really—that’s a stable level at this point, taking into consideration that big customer?

Joe Beatty:	Yes that’s our view right now, because we sold 18 without selling hardly any to that large customer. Certainly the impact from that particular customer can’t get much worse than it did this quarter.

Ali Motamed:	And do they do their own monitoring? I know the equipment now they’re getting themselves, do they have a monitoring?

Joe Beatty:	They, in part, do their own transport, yes. They have the capability to transport their own data in some cases and some cases other vendor/us does that for them.

Ali Motamed:	Okay, thank you.

Operator:	As a reminder ladies and gentlemen, if you would like to ask a question please press the star, followed by the one at this time. Our next question comes from the line of Bill Ganelin with Cottingham Management. Please go ahead.

Bill Ganelin:	Yes, thanks. Could you just go over again I guess the comments near the beginning there. I didn’t catch the whole thing about a one-time loss of some subscribers in October and therefore where the base might be at the end of the quarter and what was behind that?

Joe Beatty:	Sure. What we mentioned is that we got news from a major customer who will go unnamed, that they cleansed their database and found about 22,000 subscribers that were dormant and so they asked us to deactivate them because they weren’t getting paid for them. The simple math is to take our quarter end 427, take the 22 off, it gets you to 405, and we mentioned that 18 was a decent run rate. That puts you into the 420’s for the end of next quarter, and I think we said 420 to 430 is our subscriber estimate for the end of our first fiscal quarter of ‘09 or the calendar year end.

Bill Ganelin:	All right. So that was unrelated to anything going on with ADT?

Joe Beatty:	Correct, that was just a separate effort. I think, when business slowed down people had time to clean things up.

Bill Ganelin:	Okay, thanks.

Operator:	Our next question is a follow-up question from the line of Russ Silvestry with Skiritai Capital. Please go ahead.

Russ Silvestri:	Hi. Could you talk a little bit about the ARPU. I know it went down a little bit. You attributed it to the residential customers coming on-line. Do you think we’ve bottomed out here at $3.80?

Joe Beatty:	Yes. Our perspective on ARPU for service and security was that it was a modest downward drift is kind of our expectation. I think in this particular quarter we did put on more residential than our 70/30 split, we tend to be about 70% residential 30% commercial. This quarter the net adds were a little more than that from a residential perspective and that’s a lower ARPU. So that contributed to the downward movement.

I think the good news is we do think that these 22,000 coming off are a predominance of residential and they’re with dealer customers that get pretty good prices from us. So the effect there will be somewhat positive to our ARPU next quarter at least we should not see this downward drift.

Russ Silvestri:	And where do you think you fit on a competitive perspective, you know, with that pricing?

Joe Beatty:	We think we’re not far above the cost that a dealer would experience themselves if they tried to do what we do in-house. So if they tried to get a cellular agreement to transport messages, if they invested in the lines they needed to receive them and the message center to process them, we think we’re not that far above their own costs. And a lot of that has to do with scale we have, with 400 plus thousand subscribers.

And as it turns out being a cellular reseller like we are is not as easy as it seems, when people try to get into it. We think we’re well positioned as an alternative of doing it yourself. Market share is tough to measure here but we are definitely, if we are not the leading market share, right up there neck and neck with our number two. And so we think we’re in pretty good shape from a pricing perspective competitively.

Russ Silvestri:	Great, thanks.

Operator:	Our next question comes from the line of Tim O’Connell with Insight Investments. Please go ahead.

Tim O’Connell:	Hi Joe.

Joe Beatty:	Hi Tim.

Tim O’Connell:	On a positive note it looks like you guys are controlling expenses pretty well at these revenue levels. But my concern is that the company’s not going to capitalize on probably its best opportunity to create shareholder value, and that’s to buy back a very large amount of shares at these levels considering, you know, the stock is trading almost at cash level. And if you look at your initiatives, if they’re successful, that transferring the cash on the books into a substantially less amount of shares outstanding is going to be extremely accretive and we’ll finally see maybe some lasting shareholder value. That really hasn’t been the case in Telular history.

You know when we look at what the discussions have been in terms of acquisitions, which outside of the SupplyNet it doesn’t appear that the company is really looking at further acquisitions. And the level of cash needed to operate, the amount of cash that’s on the books and just viewing it from a return on equity standpoint, that doing a tender offer rather than try to buy back shares at these levels concerning the volume restriction would make a lot more sense in terms of buying back a very significant amount of shares. So that’s my feedback on that and want to know that a tender offer has been discussed by the board.

Joe Beatty:	Sure Tim. Yes we’ve actually spent a substantial amount of time among management and the board discussing really all aspects of, how much and how to go about buying back stock, if our current program was appropriate. Let me summarize the conclusions that were reached.

We also had our investment banking advisors come in and talk to us about it as well and, you know, there’s different views. There’s the view you’ve expressed where if you’re below intrinsic value by a meaningful amount in terms of the share price that it is certainly accretive to buy shares, I think that’s why we are doing the program in the first place so. Then it becomes an issue of sizing. Some of the comments we’ve heard from advisors and bankers are that if you look at the history of stock buy backs, that generally investors expect small growth companies to use whatever assets they have to grow faster, rather than to do buy backs. And the history of whether the buy backs show accretion in some reasonable period after them is I guess a mixed result, there’s no certain proof of it.

So we’ve examined history of other companies, we looked at our own situation and I think the short conclusion is that we think we can use the cash to grow the company faster, either through additional acquisitions, which we are looking for, or through internal projects that make sense. And the other factor really is we can’t ignore the economy right now and the credit markets and just kind of a dour feeling that’s out there. And so the perspective that a cash cushion may be above what otherwise would be normal might be appropriate in those circumstances. I can assure you it was talked about in great depth among the board and management and is constantly under scrutiny by us. We appreciate your input and that was certainly reflected among our discussions but we feel like we have the best plan for long-term value. By finishing the stock buyback program we’ve already announced, and by getting aggressive about growth, having that cash is our ammunition.

Tim O’Connell:	Well I would hope, considering that the stock is probably at half the level that it was at when you, you know, maybe an even average cost that they have been purchased at, that the company would be as aggressive as possible at buying back shares in the near term at these levels. Again, you know, the market is reflecting your businesses as having no value, the market cap is barely above cash.

And despite all the data from investment bankers and whatnot it’s not really rocket science to see how accretive and how much shareholder value is created by reducing the share counts substantially, when it’s hard for me to envision your company with 21 million in cash needing anywhere close to that to even grow quickly. So that’s my final comments on it.

Joe Beatty:	Okay will I certainly appreciate the input and it’s a subject that’s constantly discussed among the team and the board so I’d like to at least assure you of that.

Operator:	Our next question is a follow-up question from Ali Motamed with Boston Partners. Please go ahead.

Ali Motamed:	Yes I kind of wanted to second what the gentleman before me said. I don’t know if you want to do a tender or not but you are not trading like a small growth company, you’re trading like a small company going out of business. And so there will be a lot of value and I hope that if you don’t do a tender, which I don’t necessarily advocate anyway, that at least when you’re done buying back you keep firing up this buyback until you have let’s say, I don’t know, 10, $12 million in net cash left because there is a ton of value to keep getting created here. And investment bankers make a lot more money selling you an M&A deal than they do trading your stock at $0.02 a share. So keep that in mind when you have conversations with these guys.

Joe Beatty:	I hear you and, you know, I’ve been working with bankers for a while and I understand what you’re saying. We did get good data that was data driven input but nevertheless I hear what you’re saying and the message will be conveyed.

Operator:	I show there are no further questions at this time. I would like to turn it back to management, please continue.

Joe Beatty:	Great, thanks. Listen, I just want to say thanks to everyone for joining us today. We appreciate the continued interest and we’re going to continue working hard to grow Telular and build shareholder value over the long-term. Thanks for your interest today. Take care.

Operator:	Ladies and gentlemen, this conference will be available for replay after 7:30 p.m. EST today through November 9, 2008 at midnight EST. You may access the ACT replay system at any time by dialing 1-800-405-2236 or 303-590-3000 and entering the access code 11121821 and the pound sign. That does conclude our conference for today, thank you for your participation. You may now disconnect.
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